For Immediate Release
Contacts: Inspire Pharmaceuticals, Inc. Jenny Kobin Senior Director, Investor Relations (919) 941-9777, Extension 219

INSPIRE ANNOUNCES EUROPEAN ORPHAN DRUG DESIGNATION FOR DENUFOSOL TETRASODIUM FOR TREATMENT OF CYSTIC FIBROSIS

DURHAM, NC -- January 10, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that denufosol tetrasodium has been granted orphan drug designation for the treatment of cystic fibrosis (CF) by the European Medicines Agency (EMEA).

According to the EMEA, orphan medicinal products are for diagnosing, preventing or treating life-threatening or very serious conditions that are rare and affect not more than five in 10,000 persons in the European Union (EU). An orphan drug designation provides 10 years of potential market exclusivity if the product candidate is approved for marketing in the EU, regulatory assistance in preparing the marketing application, free protocol assistance to optimize clinical development, reduced regulatory fees associated with applying for marketing approval and direct access to the centralized procedure for Marketing Authorization Application through the EMEA.

"We are pleased to make continued progress in our CF program and we look forward to using the assistance available through the EMEA's Orphan Drug program," said Christy L. Shaffer, Ph.D., President and CEO of Inspire. "We believe that achieving European orphan drug status represents an important development as we move forward in securing a corporate partner to develop and commercialize this product candidate outside of North America."

In March 2001, the U.S. Food and Drug Administration granted orphan drug status for denufosol for the treatment of CF in the United States.

About Cystic Fibrosis and Denufosol Tetrasodium

Cystic fibrosis is a fatal disease involving a genetic mutation that disrupts the cystic fibrosis transmembrane regulator (CFTR) protein. This protein acts as an ion-specific channel that moves salt and water to the surface of the airways. A defect in this ion channel in CF patients leads to poorly hydrated, thick, mucous secretions in the airways and severely impaired mucociliary clearance. There are approximately 75,000 CF patients in the eight major international prescription pharmaceutical markets, based on Inspire internal estimates.

Denufosol tetrasodium is a selective P2Y2 agonist designed to enhance the lung's innate mucosal hydration and mucociliary clearance mechanisms by activating an alternative ion channel that acts in the same way as the defective ion channel in moving salt and water to the surface of the airways. This unique approach is different from the approach of other approved CF products and may be important in intervening in the early clinical course of CF lung disease. According to the U.S. Cystic Fibrosis Foundation, the median life expectancy for CF patients is 35 years.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease and cardiovascular disease. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCl ophthalmic solution) 0.05% and Restasis® (cyclosporine ophthalmic emulsion) 0.05%, ophthalmology products developed by Inspire's partner, Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Orphan drug designation by the EMEA does not assure prompt assistance, rapid regulatory decision-making or approval. Inspire cannot assure that it will be able to secure a corporate partner to develop denufosol tetrasodium for CF or that its denufosol program for CF will otherwise be successful. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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